Exhibit D

COPYRIGHT WALLET, INC.

FINANCIAL STATEMENTS

AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2023

June 13, 2024

COPYRIGHT WALLET, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2023

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Copyright Wallet, Inc.:

Conclusion

We have reviewed the accompanying balance sheet of Copyright Wallet, Inc. as of December 31, 2023, and the related income statement, statement of retained earnings, and cash flows for the year ended December 31, 2023, and the related notes (collectively, the “consolidated statements”). We obtained limited assurance that we are not aware of any material modifications that should be made to the financial statements referred to above, the balance sheet of Copyright Wallet, Inc. as of December 31, 2023 and the results of its operations and its cash flows for the year ended December 31, 2023 to be in accordance with the accounting principles generally accepted in the United States of America.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements in order for the statements to be in accordance with accounting principles generally accepted in the United States of America. We conducted our review in accordance with Statements on Standards for Accounting and Review Services (SSARSs) promulgated by the Accounting and Review Services Committee of the AICPA and comply with the AICPA’s Code of Professional Conduct, including ethical principles of integrity, objectivity, professional competence, and due care. A review engagement primarily applying analytical procedures to your financial data and making inquiries of company management. A review engagement is substantially less in scope than an audit engagement, the objective of which is the expression of an opinion regarding the financial statements as a whole. A review engagement does not contemplate obtaining an understanding of the entity’s internal control; assessing fraud risk; testing accounting records by obtaining sufficient appropriate audit evidence through inspection, observation, confirmation, or the examination of source documents; or other procedures ordinarily performed in an audit engagement. Accordingly, we will not express an opinion regarding the financial statements.

Conclusion

We have obtained limited assurance that we are not aware of any material modifications that should be made to the financial statements referred to above for the statements to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Eric Skoglund, CPA

Eric Skoglund, CPA CIA (New York #138482)

HMBLM Accounting, Inc.

PO Box 8283

White Plains, New York

June 13, 2024

COPYRIGHT WALLET, INC.

BALANCE SHEET

For the Year Ended December 31, 2023

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,473.57
Accounts Receivable	$0
Inventory	$0
Prepaid Expenses	$0

Total current assets	$0

NON-CURRENT ASSETS
Property, plant and equipment	$0
Accumulated Depreciation	$0
Total fixed assets, net	$0

Intangible Assets	$20,429.00
Amortization	$0
Total Intangible assets, net	$20,429.00
TOTAL ASSETS	$24,902.57

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$6,804.00
Interest Payable	$750.00
Loan from Shareholder	$2,500.00

Total current liabilities	$10,054.00

NON-CURRENT LIABILITIES
Long-Term Debt	$35,750.00

Total non-current liabilities	$35,750.00

TOTAL LIABILITIES	$45,804.00

MEMBERS’ EQUITY
Owners’ Contributions	$110.00
Retained Earnings	$(21,011.43)
TOTAL STOCKHOLDERS’ EQUITY	$(20,901.43)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$24,902.57

COPYRIGHT WALLET, INC.

INCOME STATEMENT

For the Year Ended December 31, 2023

REVENUE
Sales	$0
TOTAL OPERATING REVENUE	$0

OPERATING EXPENSE
Advertising & Marketing	$0
Bank Charges & Fees	$19.62
Parking & Tolls	$1.50
Officer Compensation	$10,300.00
Dues & Subscriptions	$188.07
Interest Expense	$750.00
Legal and professional services	$900.00
Meals & Entertainment	$1,361.17
Miscellaneous	$1,211.50
Taxes and fees	$0
Recruiting	$0
Office Expenses	$945.56
Travel Expenses	$5,174.19
Utilities	$0
Website Expenses	$223.91
TOTAL EXPENSE	$21,075.52

OTHER INCOME
Interest Earned	$64.09
TOTAL OTHER INCOME	$64.09

NET INCOME OR LOSS	$(21,011.43)

See accompanying notes to financial statements.

COPYRIGHT WALLET, INC.

STATEMENT OF RETAINED EARNINGS

For the Year Ended December 31, 2023

Retained earnings, January 1, 2023	$0
Less: Net Loss	$(21,011.43)
Less: Dividends	-
RETAINED EARNINGS, DECEMBER 31, 2023	$(21,011.43)

See accompanying notes to the financial statements.

COPYRIGHT WALLET, INC.

STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2023

CASH FLOW FROM OPERATING ACTIVITIES
EXCESS REVENUE OVER EXPENSES	$(21,011.43)
Increase in Interest Payable	$750.00
Increase in Accounts Payable	$6,804.00
Net cash used for operating activities	$(13,457.43)

CASH FLOW FROM INVESTING ACTIVITIES
Increase in Intangible Assets	$(20,429.00)
Net cash used for operating activities	$(20,429.00)

CASH FLOW FROM FINANCING ACTIVITIES
Increase in Loans from Shareholder	$2,500.00
Increase in Long Term Debt	$35,750.00
Increase in Owners’ Contributions	$110.00
Net cash used for financing activities	$38,360.00

NET CHANGE IN CASH AND CASH EQUIVALENTS	$4,473.57

Cash and Cash Equivalents, beginning of year	$0

Cash and Cash Equivalents, end of year	$4,473.57

See accompanying notes to the financial statements.

COPYRIGHT WALLET, INC.

NOTES OF FINANCIAL STATEMENTS

For the Year Ended DECEMBER 31, 2023

NOTE 1 - THE COMPANY

Copyright Wallet, Inc. (“Company”), corporation, was incorporated in Dover, Delaware in February 2023. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Company operates as a corporation for both US Federal and Illinois State tax reporting purposes.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Company are prepared on the accrual method of accounting, which recognizes revenue when earned, regardless of when received and expenses when incurred, regardless of when paid.

Copyright Services

Copyright Wallet is a version control blockchain enabled admin system that version controls collaborative music projects and then creates legal contracts for all collaborators when the project is complete. Copyright Wallet is a software company (SaaS) and all services are virtual.

Intangible Assets

Intangible assets are recorded at historical cost and will be amortized over the useful life of the asset. Costs included in intangible assets (Copyright’s software) include costs such as compensation to programmers and IT specialists to develop the prototype software.

Liquidity

Assets are presented in the accompanying balance sheet according to their nearness of conversion to cash and liabilities according to the nearness of their maturity and resulting use of cash.

Investments

Cash contributed to the company was contributed to the company in various forms. The primary form was a vehicle called SAFE, a common investment vehicle utilized by early stage companies. If there is an Equity Financing before Termination of the SAFE then the investment will automatically convert into shares of Preferred Stock. If the company is dissolved before the termination of the SAFE, the investor has the right to receive a share of the proceeds, therefore the SAFE investments are reflected as Long Term Debt on the Balance Sheet ending 12/31/2023.

NOTE 3 - INCOME TAXES

As provided for under the Internal Revenue Code Section 174 and as further detailed in the IRS Revenue Procedure 2000-50, for the tax year December 31, 2023, the corporation capitalized all costs related to software development.